Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 18, 2013

CLARCOR REPORTS THIRD QUARTER RESULTS
DILUTED EPS NEGATIVELY IMPACTED BY $0.10 FROM NON-CASH CHARGES

Unaudited Third Quarter 2013 Highlights
(Amounts in millions, except per share data and percentages)

GAAP Financial Results:

	Three Months Ended			Nine Months Ended
	8/31/2013	9/1/2012	Change	8/31/2013	9/1/2012	Change
Net sales	$289.1	$286.7	1%	$833.0	$828.9	1%
Operating profit	42.0	46.2	(9)%	125.2	129.6	(3)%
Net earnings - CLARCOR	28.7	30.3	(5)%	85.2	86.7	(2)%
Diluted earnings per share	$0.57	$0.60	(5)%	$1.69	$1.70	(1)%
Operating margin	14.5%	16.1%	-1.6 pts	15.0%	15.6%	-0.6 pts

Adjusted Financial Results:

The third quarter and first nine months of 2013 contained two pre-tax, non-cash charges aggregating $7.7 million-including a $4.6 million loss on the disposal of equipment and a $3.1 million charge to account for a final pension obligation. The following table reflects 2013 third quarter and year-to-date GAAP results adjusted for these two non-cash charges. A reconciliation of non-GAAP figures adjusting for the non-cash charges in the third quarter and first nine months of 2013 to GAAP figures is available at the end of this release.

	Three Months Ended			Nine Months Ended
	8/31/2013	9/1/2012	Change	8/31/2013	9/1/2012	Change
Net sales	$289.1	$286.7	1%	$833.0	$828.9	1%
Operating profit	49.7	46.2	8%	132.9	129.6	3%
Net earnings - CLARCOR	33.7	30.3	11%	90.2	86.7	4%
Diluted earnings per share	$0.67	$0.60	12%	$1.79	$1.70	5%
Operating margin	17.2%	16.1%	1.1 pts	16.0%	15.6%	0.4 pts

FRANKLIN, TN, Wednesday, September 18, 2013-CLARCOR Inc. (NYSE: CLC) reported that third quarter 2013 diluted earnings per share of $0.57 declined 5% from $0.60 in the third quarter of 2012. However, third quarter 2013 diluted earnings per share were impacted by two non-cash charges, a $4.6 million loss on disposal of equipment and a $3.1 million charge to account for a final pension obligation settlement. These two items reduced diluted earnings per share by approximately $0.10 in the third quarter of 2013. Third quarter net sales increased 1% from last year's third quarter, including a 2% increase at the Engine/Mobile Filtration segment and a 1% increase at the Industrial/ Environmental Filtration segment, partially offset by a 5% reduction at the Packaging segment. A lower effective tax rate in the third quarter of 2013 favorably impacted diluted earnings per share by approximately $0.02 from the third quarter of 2012.

Changes in average foreign currency exchange rates reduced net sales by $0.3 million and operating profit by $0.2 million, each less than 1%, in the third quarter of 2013 compared with last year's third quarter. For the first nine months of 2013, changes in average foreign currency exchange rates lowered net sales by $0.7 million and operating profit by $0.4 million, also each less than 1%, from the first nine months of 2012.

Chris Conway, CLARCOR's Chief Executive Officer and Chairman, commented, “Our third quarter results were negatively impacted by a $4.6 million non-cash loss on disposal of equipment at our HVAC filtration operating unit and a $3.1 million non-cash pension charge pursuant to last year's retirement of our former CEO and Chairman. The equipment disposed of at our HVAC filter operations was initially designed and built to automate the production of low-end disposable air filters consistent with our 'Project 14' strategy developed in 2007. However, our current strategy is focused on higher-end air filtration products. In addition, we have recently redesigned our low-end disposable filter products and developed technology which now allows us to manufacture these filters more cost effectively than with the equipment designed pursuant to 'Project 14.' As a result, in the third quarter we reached the decision to dispose of this equipment. Adjusted for the financial impact of this $4.6 million non-cash loss on disposal and the $3.1 million non-cash charge pursuant to the final settlement accounting for the pension obligation, diluted earnings per share would have increased 12% from last year's third quarter, and our operating margin would have increased 1.1 percentage points to 17.2%. Our third quarter diluted earnings per share, as adjusted, would have been a record third quarter high, and our operating margin, as adjusted, would have been the highest third quarter operating margin in almost twenty years.

“Several of our core filtration markets-including our U.S. and China heavy-duty engine markets-posted solid third quarter top-line growth. Sales in our domestic heavy-duty engine filtration aftermarket increased 6% from the third quarter of 2012-indicative of our continued success in developing new distribution and introducing new products. After double-digit sales growth in the second quarter, our third quarter heavy-duty engine filtration sales in China increased almost 9% from last year's third quarter. This growth was driven almost entirely from the development of the China aftermarket, both through independent distribution and OE dealers. Despite solid heavy-duty engine filtration growth in the U.S. and China in the third quarter, sales in several other foreign markets declined from the third quarter of 2012-notably Europe, Australia and South Africa. Although some European economies have exhibited signs of recovery, our sales in that region continue to be sluggish. Lower third quarter heavy-duty engine filtration sales in Australia and South Africa were negatively impacted by slowing economic growth in those countries.

“Third quarter sales in our global oil & gas filtration business increased 6% from last year's third quarter. We experienced solid growth on a global basis, but our Latin American and European sales were especially strong. Oil & gas filtration sales in Latin America increased over $4.7 million, or 300%, in this year's third quarter as we continued to develop key customer relationships in this expanding market. Our European oil & gas filtration sales grew over 12% primarily as the result of a significant natural gas vessel project that shipped in the third quarter of 2013. We were able to grow our global oil & gas filtration business by 6% in the third quarter despite significantly lower sales of off-shore oil drilling filtration products, which we expect to decline for the full year primarily due to a temporary order delay from a major customer. Our third quarter oil & gas filtration sales-primarily natural gas and aviation-would have increased approximately 9% excluding the impact of lower off-shore oil drilling filtration product sales.

“Strong third quarter sales in our global oil & gas filtration business were partially offset in our Industrial/Environmental Filtration segment by lower sales in our domestic air filtration market and at TransWeb-which continues to be negatively impacted by lower year-over-year sales to a major customer. Sales in our domestic air filtration market declined approximately 10% from last year's third quarter, almost entirely driven by lower sales of swine filtration products. Although we are certainly disappointed with lower than expected third quarter sales, we recognize that we are still in the launch and penetration stage of this higher-margin swine filtration market, and we remain excited with its long-term growth potential.

“Our strong operational execution continued in the third quarter as evidenced by our financial and operational metrics when adjusted for the two non-cash charges. Gross margin, as adjusted, at each of our reporting segments increased from the third quarter of 2012, and our selling and administrative expenses as a percentage of net sales, as adjusted, declined 0.8 percentage points from last year's third quarter. Of particular note, operating margin, as adjusted, in our Industrial/ Environmental Filtration segment was 12.5%, a record third quarter operating margin in this reporting segment and 1.1 percentage points higher than last year's third quarter. These solid operational results across the Company demonstrate our on-going commitment to expand operating margins while focusing on long-term growth.”

Third Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment rose 2% from the third quarter of 2012. Higher net sales included a 5% increase in the U.S.-primarily due to higher heavy-duty engine filter aftermarket sales driven by growth in U.S. truck tonnage-partially offset by a 4% reduction in foreign markets including lower heavy-duty engine filtration sales in most of our major foreign markets including Europe and Australia.

Operating profit at our Engine/Mobile Filtration segment increased $0.1 million from the third quarter of 2012, and operating margin declined slightly to 22.2% from 22.4% in last year's third quarter. However, adjusted for the impact of an allocated portion of the non-cash pension charge in the third quarter, operating profit increased $1.5 million and operating margin increased to 23.2%, or 0.8 percentage points, from last year's third quarter.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment increased 1% from the third quarter of 2012. These higher net sales included 7% growth outside the U.S. partially offset by a 1% reduction domestically. Higher sales outside the U.S. were the result of strong oil & gas filtration sales in several foreign markets-notably Brazil and Europe. The 1% decline in U.S. sales was primarily driven by lower swine filtration sales at our HVAC operating unit partially offset by continued growth in our domestic oil & gas filtration market.

Operating profit at our Industrial/Environmental Filtration segment declined $4.4 million from the third quarter of 2012, and operating margin declined to 8.1% from 11.4% in last year's third quarter. However, adjusted for the impact of the loss on disposal of equipment at our HVAC operations and an allocated portion of the non-cash pension charge in the third quarter, operating profit increased $1.7 million and operating margin increased to 12.5%, or 1.1 percentage points, from last year's third quarter.

Packaging Segment

Net sales at our Packaging segment declined $1.0 million, or 5%, from the third quarter of 2012 primarily due to the expected sales decline in film packaging products in addition to lower flat sheet decorating activity. Despite this reduction in sales, operating profit-adjusted for the impact of an allocated portion of the non-cash pension charge-increased 15% in this reporting segment as our operating margin, as adjusted, improved to 11.1%, a 1.9 percentage point improvement from last year's third quarter. This higher operating margin was primarily the continuing result of operational improvements initiated last year pursuant to our transition from several large volume sales programs.

Fiscal 2013 Guidance

Chris Conway commented on 2013 guidance: “Even though our third quarter operating results-excluding the impact of the two non-cash charges-were solid compared with last year's third quarter, our top-line fell short of our internal expectations heading into the quarter. Primary headwinds included lower heavy-duty engine filtration sales outside the U.S., lower sales of commercial and industrial HVAC and swine filtration products in the U.S. and lower sales of off-shore oil drilling filtration products. Although we expect continued growth in our core filtration markets in the fourth quarter, including projected 3% to 5% growth in our domestic heavy-duty engine filtration aftermarket and continued growth in our oil & gas business, we believe we will continue to experience top-line headwinds in several filtration markets. As a result, we are lowering our 2013 full-year expectations for sales growth and diluted earnings per share. We expect our 2013 diluted earnings per share to be between $2.35 and $2.45. This range includes the $0.10 per diluted share negative impact of both the $4.6 million loss on disposal of equipment and the $3.1 million non-cash pension charge recognized in the third quarter.”

Projected changes in net sales for fiscal 2013 as compared to 2012 and operating margin by segment and on a consolidated basis are as follows:

	2013 Estimated Sales Change	2013 Estimated Operating Margin

Engine/Mobile Filtration	1.0% to 2.0%	21.5% to 22.0%
Industrial/Environmental Filtration	1.5% to 2.5%	10.5% to 11.5%
Packaging	-4.0% to -1.0%	8.0% to 9.0%
CLARCOR	1.0% to 2.0%	15.3% to 16.1%

We project fiscal year 2013 cash from operations to be between $120 million and $130 million, capital expenditures to be between $45 million and $55 million and our effective tax rate to be between 31.8% and 32.2%.

CLARCOR will be holding a conference call to discuss the third quarter 2013 results at 10:00 a.m. CST on September 19, 2013. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 5657881. The replay will be available through October 3, 2013 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to anticipated future growth and results of operations, including the anticipated 2013 performance of the Company and each of its segments, our projections with respect to 2013 estimated sales growth and 2013 estimated operating margins for the Company and each of its segments, our projections with respect to 2013 diluted earnings per share (including our implied projected fourth quarter diluted earnings per share range), and our projections with respect to 2013 cash from operations, 2013 capital expenditures and 2013 effective tax rates; statements regarding management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements regarding our expectation that sales of off-shore oil drilling filtration products will decline for fiscal year 2013 compared to 2012, primarily due to order delays from a major customer; statements regarding our expectations regarding our long-term strategic position in China; statements regarding the volatility and uncertainty that exists in the China geographic market; statements regarding our long-term growth potential in the swine filtration market; statements regarding our expectations with respect to anticipated continued growth in our core filtration markets in the fourth quarter, including projected 3% to 5% growth in our domestic heavy-duty engine filtration market; statements regarding our expectations with respect to anticipated continued growth in our oil & gas business; statements regarding our expectations that we will continue to experience top-line headwinds in several filtration markets; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results do not necessarily indicate its future results. The Company's future results may differ materially from the Company's past results as a result of various risks and uncertainties, including the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release

TABLES FOLLOW

CLARCOR INC. 2013 UNAUDITED THIRD QUARTER RESULTS
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands, except share data)

	Quarter Ended		Nine Months Ended
	August 31, 2013	September 1, 2012	August 31, 2013	September 1, 2012
Net sales	$289,126	$286,733	$832,980	$828,852
Cost of sales	197,226	191,845	561,380	549,563

Gross profit	91,900	94,888	271,600	279,289

Selling and administrative expenses	49,915	48,707	146,399	149,685

Operating profit	41,985	46,181	125,201	129,604

Other income (expense):
Interest expense	(139)	(176)	(451)	(364)
Interest income	221	156	528	459
Other, net	153	(186)	(70)	309
	235	(206)	7	404

Earnings before income taxes	42,220	45,975	125,208	130,008

Provision for income taxes	13,447	15,564	39,754	43,026

Net earnings	28,773	30,411	85,454	86,982

Net earnings attributable to noncontrolling interests	(66)	(141)	(234)	(306)

Net earnings attributable to CLARCOR Inc.	$28,707	$30,270	$85,220	$86,676

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.57	$0.60	$1.71	$1.72
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.57	$0.60	$1.69	$1.70

Weighted average number of shares outstanding - Basic	50,092,548	50,283,340	49,917,939	50,357,567
Weighted average number of shares outstanding - Diluted	50,604,809	50,863,894	50,481,049	50,979,542

Dividends paid per share	$0.1350	$0.1200	$0.4050	$0.3600

CLARCOR INC. 2013 UNAUDITED THIRD QUARTER RESULTS, continued
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE EARNINGS
(Dollars in thousands)

	Quarter Ended		Nine Months Ended
	August 31, 2013	September 1, 2012	August 31, 2013	September 1, 2012
Net earnings	$28,773	$30,411	$85,454	$86,982

Other comprehensive income:
Pension and other postretirement benefits --
Pension and other postretirement benefits liability adjustments	4,432	1,726	7,074	5,180
Pension and other postretirement benefits liability adjustments tax amounts	(1,580)	(654)	(2,522)	(1,943)
Pension and other postretirement benefits liability adjustments, net of tax	2,852	1,072	4,552	3,237

Foreign currency translation --
Translation adjustments	(614)	5,086	(4,549)	(5,550)
Translation adjustments tax amounts	—	—	—	—
Translation adjustments, net of tax	(614)	5,086	(4,549)	(5,550)

Comprehensive earnings	31,011	36,569	85,457	84,669

Comprehensive earnings attributable to non-redeemable noncontrolling interests	(27)	(134)	(168)	(77)
Comprehensive earnings attributable to redeemable noncontrolling interests	(28)	(92)	(60)	(150)

Comprehensive earnings attributable to CLARCOR Inc.	$30,956	$36,343	$85,229	$84,442

CLARCOR INC. 2013 UNAUDITED THIRD QUARTER RESULTS, continued
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	August 31, 2013	December 1, 2012
ASSETS
Current assets:
Cash and cash equivalents	$206,859	$185,496
Restricted cash	9,748	566
Accounts receivable, less allowance for losses of $10,077 and $9,554, respectively	210,182	214,474
Inventories	224,613	211,251
Deferred income taxes	27,563	34,693
Income taxes receivable	379	—
Prepaid expenses and other current assets	11,411	8,114
Total current assets	690,755	654,594

Property, plant and equipment, at cost, less accumulated depreciation of $326,598 and $315,018, respectively	197,473	195,101
Assets held for sale	—	2,000
Goodwill	240,686	241,924
Acquired intangibles, less accumulated amortization	91,003	95,681
Other noncurrent assets	15,827	16,202
Total assets	$1,235,744	$1,205,502

LIABILITIES
Current liabilities:
Current portion of long-term debt	$224	$201
Accounts payable and accrued liabilities	135,558	172,262
Income taxes payable	—	2,428
Total current liabilities	135,782	174,891

Long-term debt, less current portion	16,469	16,391
Long-term pension and postretirement healthcare benefits liabilities	46,263	50,680
Deferred income taxes	53,015	51,385
Other long-term liabilities	5,096	8,571
Total liabilities	256,625	301,918

Contingencies
Redeemable noncontrolling interests	1,814	1,754

SHAREHOLDERS' EQUITY
Capital stock	50,094	49,653
Capital in excess of par value	13,281	—
Accumulated other comprehensive loss	(51,705)	(51,708)
Retained earnings	964,687	902,899
Total CLARCOR Inc. equity	976,357	900,844
Noncontrolling interests	948	986
Total shareholders' equity	977,305	901,830
Total liabilities and shareholders' equity	$1,235,744	$1,205,502

CLARCOR INC. 2013 UNAUDITED THIRD QUARTER RESULTS, continued
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Nine Months Ended
	August 31, 2013	September 1, 2012
Cash flows from operating activities:
Net earnings	$85,454	$86,982
Depreciation	19,885	19,387
Amortization	4,454	4,383
Other noncash items	3,092	(24)
Net loss (gain) on disposition of assets	3,824	(792)
Stock-based compensation expense	4,074	5,397
Excess tax benefit from stock-based compensation	(7,313)	(2,606)
Deferred income taxes	6,610	8,355
Change in assets and liabilities	(48,884)	(41,325)
Net cash provided by operating activities	71,196	79,757

Cash flows from investing activities:
Restricted cash	(9,207)	(79)
Business acquisitions, net of cash acquired	(3,811)	(11,974)
Additions to plant assets	(25,491)	(29,473)
Proceeds from disposition of plant assets	2,673	502
Investment in affiliates	(615)	(801)
Net cash used in investing activities	(36,451)	(41,825)

Cash flows from financing activities:
Cash dividends paid	(20,219)	(18,132)
Payments on long-term debt	(168)	(1,253)
Payment of financing costs	—	(564)
Sale of capital stock under stock option and employee purchase plans	24,204	5,389
Payments for repurchase of common stock	(24,149)	(16,724)
Excess tax benefits from stock-based compensation	7,313	2,606
Dividend paid to noncontrolling interests	(206)	—
Net cash used in financing activities	(13,225)	(28,678)
Net effect of exchange rate changes on cash	(157)	94
Net change in cash and cash equivalents	21,363	9,348
Cash and cash equivalents, beginning of period	185,496	155,999
Cash and cash equivalents, end of period	$206,859	$165,347

Cash paid during the period for:
Interest	$301	$319
Income taxes, net of refunds	$29,947	$27,827

CLARCOR INC. 2013 UNAUDITED THIRD QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Quarter Ended		Nine Months Ended
	August 31, 2013	September 1, 2012	August 31, 2013	September 1, 2012
Net sales by segment:
Engine/Mobile Filtration	$129,148	$126,903	$379,195	$377,863
Industrial/Environmental Filtration	139,659	138,532	398,945	394,275
Packaging	20,319	21,298	54,840	56,714
	$289,126	$286,733	$832,980	$828,852

Operating profit by segment:
Engine/Mobile Filtration	$28,611	$28,478	$81,156	$81,403
Industrial/Environmental Filtration	11,315	15,741	39,404	44,193
Packaging	2,059	1,962	4,641	4,008
	$41,985	$46,181	$125,201	$129,604

Operating margin by segment:
Engine/Mobile Filtration	22.2%	22.4%	21.4%	21.5%
Industrial/Environmental Filtration	8.1%	11.4%	9.9%	11.2%
Packaging	10.1%	9.2%	8.5%	7.1%
	14.5%	16.1%	15.0%	15.6%

CLARCOR INC. 2013 UNAUDITED THIRD QUARTER RESULTS, continued
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except share data)

In addition to the GAAP results provided in this release, we are providing non-GAAP gross profit, non-GAAP selling and administrative expense, non-GAAP operating profit, non-GAAP net earnings and non-GAAP diluted earnings per share for the third quarter and nine months ended August 31, 2013. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measures most directly comparable to non-GAAP gross profit, non-GAAP selling and administrative expense, non-GAAP operating profit, non-GAAP net earnings and non-GAAP diluted earnings per share are gross profit, selling and administrative expense, operating profit, net earnings and diluted earnings per share, respectively.

The quarter ended and nine months ended August 31, 2013 non-GAAP financial measures provided in this release exclude the impact of two non-cash items that occurred during the third quarter of 2013, a $4.6 million loss on the disposal of equipment and a $3.1 million charge to account for a final pension obligation. Although the comparison of data excluding these selected items in our quarter ended and nine months ended August 31, 2013 is not a measure of financial performance under GAAP, we believe that providing these non-GAAP financial measures better enables investors to understand and evaluate our historical and prospective operating performance. We believe that removing the impact of these selected items provides a more comparable measure of the changes in gross profit, selling and administrative expense, operating profit, net earnings and diluted earnings per share in the quarter ended and nine months ended August 31, 2013 compared to the quarter ended and nine months ended September 1, 2012.

These non-GAAP financial measures may have limitations as analytical tools, and we do not intend these measures to be considered in isolation or as a substitute for the related GAAP measures. Following are reconciliations to the most comparable GAAP financial measures of these non-GAAP financial measures.

	Quarter Ended			Nine Months Ended
	August 31,	September 1,		August 31,	September 1,
	2013	2012	Change	2013	2012	Change
Consolidated
Gross Profit, as reported (GAAP)	$91,900	$94,888	-3%	$271,600	$279,289	-3%
Impact of non-cash items	4,631	—		4,631	—
Non-GAAP gross profit	$96,531	$94,888	2%	$276,231	$279,289	-1%

Selling and administrative expense, as reported (GAAP)	$49,915	$48,707	2%	$146,399	$149,685	-2%
Impact of non-cash items	(3,111)	—		(3,111)	—
Non-GAAP selling and administrative expense	$46,804	$48,707	-4%	$143,288	$149,685	-4%

Operating profit, as reported (GAAP)	$41,985	$46,181	-9%	$125,201	$129,604	-3%
Impact of non-cash items	7,742	—		7,742	—
Non-GAAP operating profit	$49,727	$46,181	8%	$132,943	$129,604	3%

Net earnings - CLARCOR, as reported (GAAP)	$28,707	$30,270	-5%	$85,220	$86,676	-2%
Impact of non-cash items	4,955	—		4,955	—
Non-GAAP net earnings - CLARCOR	$33,662	$30,270	11%	$90,175	$86,676	4%

Diluted earnings per share, as reported (GAAP)	$0.57	$0.60	-5%	$1.69	$1.70	-1%
Impact of non-cash items	0.10	—		0.10	—
Non-GAAP diluted earnings per share - CLARCOR	$0.67	$0.60	12%	$1.79	$1.70	5%

CLARCOR INC. 2013 UNAUDITED THIRD QUARTER RESULTS, continued
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except share data)

	Quarter Ended			Nine Months Ended
	August 31,	September 1,		August 31,	September 1,
	2013	2012	Change	2013	2012	Change
Consolidated (continued)
Gross margin, as reported (GAAP)	31.8%	33.1%	-1.3 pts	32.6%	33.7%	-1.1 pts
Non-GAAP gross margin	33.4%	33.1%	0.3 pts	33.2%	33.7%	-0.5 pts

Selling and administrative expense as % of sales, as reported (GAAP)	17.3%	17.0%	0.3 pts	17.6%	18.1%	-0.5 pts
Non-GAAP Selling and administrative expense as a % of sales	16.2%	17.0%	-0.8 pts	17.2%	18.1%	-0.9 pts

Operating margin, as reported (GAAP)	14.5%	16.1%	-1.6 pts	15.0%	15.6%	-0.6 pts
Non-GAAP operating margin	17.2%	16.1%	1.1 pts	16.0%	15.6%	0.4 pts

Segment Data
Engine/Mobile Filtration
Operating profit, as reported (GAAP)	$28,611	$28,478	0%	$81,156	$81,403	0%
Impact of non-cash items	1,384	—		1,384	—
Non-GAAP operating profit	$29,995	$28,478	5%	$82,540	$81,403	1%

Operating margin, as reported (GAAP)	22.2%	22.4%	-0.2 pts	21.4%	21.5%	-0.1 pts
Non-GAAP operating margin	23.2%	22.4%	0.8 pts	21.8%	21.5%	0.3 pts

Industrial Environmental Filtration
Operating profit, as reported (GAAP)	$11,315	$15,741	-28%	$39,404	$44,193	-11%
Impact of non-cash items	6,165	—		6,165	—
Non-GAAP operating profit	$17,480	$15,741	11%	$45,569	$44,193	3%

Operating margin, as reported (GAAP)	8.1%	11.4%	-3.3 pts	9.9%	11.2%	-1.3 pts
Non-GAAP operating margin	12.5%	11.4%	1.1 pts	11.4%	11.2%	0.2 pts

Packaging
Operating profit, as reported (GAAP)	$2,059	$1,962	5%	$4,641	$4,008	16%
Impact of non-cash items	193	—		193	—
Non-GAAP operating profit	$2,252	$1,962	15%	$4,834	$4,008	21%

Operating margin, as reported (GAAP)	10.1%	9.2%	0.9 pts	8.5%	7.1%	1.4 pts
Non-GAAP operating margin	11.1%	9.2%	1.9 pts	8.8%	7.1%	1.7 pts